Exhibit 99.1

FOR IMMEDIATE RELEASE

Bob Gamgort Named Keurig Dr Pepper Executive Chairman of the Board

BURLINGTON, Mass. and PLANO, Texas — January 14, 2019 — Keurig Dr Pepper (NYSE: KDP) announced today that its Board of Directors has elected CEO Bob Gamgort as Executive Chairman of the Board, effective immediately. Mr. Gamgort was the principal architect behind the successful transformation of Keurig Green Mountain (KGM) and subsequent merger with Dr Pepper Snapple Group, which created Keurig Dr Pepper. Mr. Gamgort assumes the role of Chairman from Bart Becht, who is stepping down from the Board in conjunction with his retirement from JAB, KDP’s controlling shareholder.

The KDP Board of Directors also appointed Fabien Simon, JAB’s recently named Partner and Chief Financial Officer, as a director, assuming Mr. Becht’s seat on the KDP Board.  Mr. Simon most recently was CFO of Jacobs Douwe Egberts (“JDE”), where he led the company’s M&A strategy and helped oversee the integration of the coffee business of Mondelez into Douwe Egberts to create JDE.

ABOUT KEURIG DR PEPPER
Keurig Dr Pepper (KDP) is a leading coffee and beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains an unrivaled distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America. For more information, visit www.keurigdrpepper.com.

Contacts

Investors:
Steve Alexander
T: 972-673-6769/ steve.alexander@dpsg.com

Media:
Katie Gilroy
T: 781-418-3345/ katie.gilroy@keurig.com